Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-4 and related Prospectus of Nokia Corporation for the registration of 590 000 000 shares of its common stock and to the incorporation by reference therein of our reports dated March 19, 2015, with respect to the consolidated financial statements of Alcatel Lucent and subsidiaries (“Alcatel Lucent”) and the effectiveness of internal control over financial reporting of Alcatel Lucent included in its Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission on March 24, 2015.

/s/ Ernst & Young et Autres
/s/ Ernst & Young et Autres represented by Jean-François Ginies

Paris - La Défense, France

August 14, 2015